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Exhibit 10.68

License Agreement

        This License Agreement (the "Agreement") is entered into and made effective as of March 29, 2002 (the "Effective Date"), between InterMune, Inc., ("InterMune"); Marnac, Inc., ("Marnac"); KDL, Inc. and KDL GmBH (collectively, "KDL"); Dr. Solomon Margolin ("Margolin"); and DR. Shitotomo Yamauchi ("Yamauchi"). Each party to this agreement may be referred to herein each as a "Party" and all parties may be referred to jointly as the "Parties."

Recitals

        Whereas, InterMune is involved in the research, development and commercialization of products potentially useful in the prevention, mitigation and treatment of fibrotic and other diseases;

        Whereas, Marnac and KDL hold all ownership rights in that certain U.S. Patent No. [*]; and corresponding foreign patents, including any and all divisions, re-issues, continuations and substitutes in whole or in part of such patents in the Territory (as defined below) with respect to [*] and directly related Information; and

        Whereas, InterMune desires to obtain from Marnac and KDL, and Marnac and KDL desire to grant to InterMune, the exclusive, [*] in the Territory for [*] of Licensed Product.

        Now, therefore, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.     Definitions

        1.1    "Acceptance"    as used in this Agreement, shall mean acceptance by the appropriate governing authority as being filed in correct form, rather than as signifying regulatory approval.

        1.2    "Affiliate"    means any company or entity controlled by, controlling or under common control with a Party. As used in this Section 1.1, "control" means (a) that an entity or company owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

        1.3    "Best Efforts"    means every necessary and prudent effort of a Party applied in a prompt, commercially reasonable manner.

        1.4    "Commercially Reasonable Business Practice"    means making efforts and devoting resources that a similarly situated biopharmaceutical company would typically devote to a product of similar market potential, profit potential or strategic value, based on conditions then prevailing.

        1.5    "Information"    means information, results and data of any type whatsoever, in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, trade secrets, test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, all filings made to Regulatory Agencies, and patent and other legal information or descriptions, and all intellectual property rights therein, all limited to the anti-fibrotic application of Pirfenidone.

        1.6    "First Sale"    means the first commercial sale of Licensed Product.

        1.7    "IND"    shall have the meaning given in Section 6.2.

        1.8    "Licensed Patents"    means [*] the Territory, including any and all divisions, re-issues, re-examinations, renewals, continuations and substitutes in whole or in part of such patents and patent applications in the Territory with respect to [*] and all Patents (as defined in 1.13). The Licensed Patents shall specifically [*]

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        1.9    "Licensed Product"    means a product that [*] for the therapeutic treatment of [*] which product has [*] for the therapeutic treatment of [*] by the [*] through the [*]

        1.10    "Net Sales"    means, with respect to any Licensed Product, [*]

          (a)   [*]

          (b)   [*]

          (c)   [*]

          (d)   [*]

          (e)   [*]

          (f)    [*]

        A sale of a Licensed Product shall be deemed to occur upon [*]

        1.11    "Ongoing Clinical Trials"    shall have the meaning given in Section 6.2.

        1.12    "Orphan Drug Status"    is an exclusive approval to market a therapeutic for the treatment of a human fibrotic disease based upon orphan drug status under the Orphan Drug Act of 1983 in the United States (Pub.L. 97-414, Jan.4, 1983, 96 Stat. 2049) or any corresponding or similar non-U.S. statutes, granted by the U.S. Food and Drug Administration ("FDA"), the Committee on Proprietary Medicinal Products ("CPMP") or other Regulatory Agencies in the Territory to InterMune for the anti-fibrotic uses of Pirfenidone for such disease.

        1.13    "Patents"    means all of Marnac's, KDL's, Margolin's and Yamauchi's (a) [*] patent applications heretofore or hereafter filed or having legal force in any country including without limitation divisionals, continuations, continuation-in-part and provisional applications; (b) issued, unexpired [*] patents in any country, including utility, model and design patents and certificates of invention; and (c) substitutions, extensions, reissues, renewals, and supplementary protection certificates with respect to any such issued patents. For clarity, such patent applications and patents shall include those owned, as well as those controlled with the right to grant licenses, by any of Marnac, KDL, Margolin and Yamauchi. The Patents shall [*]

        1.14    "Permitted Seller"    means InterMune and its Affiliates and any permitted assignee, licensee or sublicensee having the right to sell Product hereunder.

        1.15    "Pirfenidone"    shall mean [*]

        1.16    "Regulatory Agencies"    means the FDA, the CPMP, and other governmental agencies having similar jurisdiction over the development, manufacturing, and marketing of pharmaceuticals.

        1.17    "Territory"    means worldwide (excluding Japan, Taiwan and Korea).

        1.18    "Third Party"    means any party other than InterMune and Marnac and their respective Affiliates, and other than KDL, Margolin and Yamauchi.

        1.19    "Valid Claim"    means a claim of an issued and unexpired Licensed Patent in a country which claim: (i) but for this Agreement, would preclude the sale of [*] by InterMune or another seller, (ii) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and (iii) has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.     Grant of License

        2.1    Grant to InterMune.    Subject to Section 2.2, Marnac and KDL hereby grant to InterMune an exclusive [*] license in the Territory under the Licensed Patents and Information for [*] Licensed Products.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        2.2    Research and Clinical Development.    [*] may conduct [*] relating to the [*] but shall not, under any conditions, [*] relating to the [*] the prior written consent of [*]

3.     Consideration

        3.1    Initial Payment.    Within five (5) business days after the Effective Date, InterMune shall pay to Marnac Eighteen Million Seven Hundred and Fifty Thousand Dollars ($18,750,000) in cash.

        3.2    Milestone Payments.    InterMune shall make the following milestone payments to Marnac, within [*] days of achieving these milestones:

          (a)   [*]

          (b)   [*]

          (c)   [*]

          (d)   [*] and

          (e)   [*]

[*]

3.3   Royalties.

          (a)   InterMune shall pay to Marnac a royalty of [*] on Net Sales of all Licensed Products in the Territory calculated by U.S. generally accepted accounting principles ("GAAP").

          (b)   If InterMune [*] InterMune shall pay a royalty to Marnac at the rate of [*] of Net Sales on such sales for the [*] in such country.

          (c)   InterMune's obligations pursuant to this Section 3.3 to pay royalties shall expire with respect to Net Sales for Licensed Products approved for particular indications with the expiration of this Agreement with respect thereto as set forth in Section 10.1.

        3.4    Payments to Marnac and KDL.    With respect to any dollar amounts that InterMune is required to pay in dollars hereunder pursuant to Section 3.1, 3.2 or 3.3, InterMune shall make such payment [*] notifies InterMune no later than [*] business days before such payment is due in writing as to whom InterMune must pay. If [*] business days before any such payment is due hereunder, then InterMune shall [*]

        3.5    Payment of Royalties.    Following the First Sale of a Licensed Product and during the term of the Agreement, InterMune shall furnish to Marnac a quarterly written report for each calendar quarter showing the sales of all Licensed Products subject to royalty payments hereunder during the reporting period and the royalties payable under this Agreement. Reports shall be due within [*] days following the close of each calendar quarter. Royalties that have accrued in a particular calendar quarter shall be due and payable on the date such royalty report is due. InterMune shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        3.6    Records and Audit.    InterMune shall maintain the records used to calculate all royalties payable under Section 3.3(a) and 3.3(b), including, without limitation, all records which support the calculation of each component of the equation for Net Sales. Such records shall be maintained for at least [*] years following the end of the calendar year to which they pertain. Such records will be open for audit during such [*] period by an independent certified public accountant selected by Marnac and KDL and reasonably acceptable to InterMune for the purpose of verifying InterMune's royalty and Net Sales calculations. Such audits may be made no more than once each calendar year, at reasonable times mutually agreed by InterMune, Marnac and KDL. Marnac and KDL shall bear the costs and expenses of audits conducted under this Section 3.6 unless a variation or error producing an underpayment in royalties payable exceeding [*] of the amount payable for the time period inspected is established in the course of any such audit, whereupon all costs relating to the audit and any unpaid amounts that are discovered will be paid by InterMune, together with interest on such unpaid amounts equal to the lesser of [*] per year, or the maximum rate permitted by law. Should the inspection prove overpayment by InterMune, such overpayment shall be deducted from the next royalty or other payment due from InterMune hereunder, without any interest due by Marnac and KDL. If [*] then the Parties agree that [*]

        All information obtained during and resulting from such audits conducted according to this Section 3.6 are hereby deemed Confidential Information as such term is defined in Section 8.1 and shall be kept confidential pursuant to Section 8.1.

        3.6    Income Tax Withholding.    If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Section 3, InterMune shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Section 3. InterMune shall submit appropriate proof of payment of the withholding taxes to Marnac or KDL, as appropriate, within a reasonable period of time.

4.     Manufacturing and Supply.

        4.1    [*].    Marnac shall [*] including but not limited to the [*] associated with the [*] Marnac shall [*] InterMune. InterMune shall be responsible for [*] or such other [*]

        4.2    [*] Supply.

          (a)   [*] of Licensed Product [*] in accordance with [*] that as of the [*] to which InterMune [*] adequate to permit [*] conducting such [*] for which [*] days of receipt of such [*] shall provide to [*] of Licensed Product, [*] of Licensed Product. [*] the Effective Date.

          (b)   [*] agrees to [*] to use to [*] and other [*] of such quantities [*] Licensed Product or [*] InterMune agrees to [*]

          (c)   [*] shall provide to [*]

5.     InterMune Development and Commercialization Obligations.

        5.1    [*].    InterMune shall [*]

        5.2    Development and Commercialization.

          (a)   InterMune shall, [*] assuming that the [*] to support the [*] In the event that [*] is sufficiently [*] and InterMune [*] InterMune will [*] set forth in Sections [*]

          (b)   InterMune shall also, [*] In the event that [*] InterMune will [*] set forth in Sections [*]

          (c)   For purposes of Sections [*] in the context of those paragraphs.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.     Marnac and Margolin Obligations

        6.1    Information.    Marnac and Margolin shall deliver to InterMune, within [*] Information in Marnac's or in Margolin's possession, including but not limited to: a list of Licensed Patents; any Information relating to the Licensed Patents, the [*] of Licensed Product; provided that, if Marnac or Margolin [*] of the Information and shall [*] for InterMune. InterMune acknowledges that the [*] that they have [*] With respect to such [*] the Parties agree that [*] shall not be required to [*] shall reasonably cooperate with [*] to the extent reasonably requested by [*] in relation to any [*]

        6.2    [*]

          (a)   [*] Exhibit B contains [*] relating to [*] having a similar [*] of the Territory [*] with their cooperation [*] as of the [*] and (ii) all [*] for any [*] pursuant to the [*] as of the [*] after the [*] shall make [*] as to any [*] having a similar [*] of the Territory for the [*] and any [*] relating to such [*] in the Territory, and [*] During the period commencing on [*] and ending [*] thereafter, [*] shall provide: (i) [*] to any of the [*] (which relate to [*]) as may be reasonably [*] relating to [*] and/or to [*]; (ii) [*]; (iii) [*] upon reasonable advance notice, to [*]; and (iv) [*] in other aspects of [*] of Licensed Product. Such [*] shall include, without limitation, that [*] with each [*] that InterMune requests to [*] which shall include [*] if required for [*]

          (b)   [*] shall be entitled, to [*] in connection with [*] (which are for [*]). [*] shall be responsible for [*] in connection with the [*] to the extent that [*] from any such [*] from and after the [*] In the event that [*] with any particular [*] for which [*] resulting from such [*] With respect to the [*] from any [*] in such [*] (other than to the extent [*]) prior to [*]

        6.3    [*].    [*] prior written consent, which consent shall not be unreasonably withheld, for any [*] relating to the [*] The Parties recognize that for the [*] that are [*] of the Effective Date, and certain [*] of the Effective Date (collectively, such [*] pursuant to [*] regarding the [*] To the extent that [*] relating to any [*] the right to [*] to exercise such right in accordance with [*] The Parties recognize the [*] of one or more of [*] regarding an [*] to this arrangement, subject only to [*] with respect to such [*] as set forth in this Section 6.2. [*] as Exhibit C to this Agreement is a [*] as defined above in this Section 6.3.

        6.4    [*].    The Parties recognize that a [*] shall provide [*] shall continue to [*] on the same basis the basis upon which [*] provided that [*] as warranted by [*] shall have the right in its sole discretion to [*] in the future shall be [*] to InterMune.

7.     Intellectual Property Matters; Patents.

        7.1    Ownership.    InterMune shall solely own any Information invented or developed in connection with any Licensed Product and all intellectual property rights therein, including without limitation any patents claiming such Information.

        7.2    Control and Prosecution.    InterMune shall be responsible for and control all patent filings, and prosecute and maintain any patents, divisions, continuations with respect to the Licensed Patents in the Territory; provided, however, that InterMune shall provide Marnac with prior notice and opportunity to review and comment on any action taken by InterMune in controlling such Licensed Patents. Marnac and KDL on the one hand, and InterMune on the other hand, shall [*] Marnac and KDL shall be [*]

        7.3    Cooperation.    Each Party agrees to cooperate with the other and take all reasonable additional actions as may be reasonably required to achieve the intent of this Section 7, including, without limitation, the execution of necessary and appropriate instruments and documents.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        7.4    Infringement of Third Party Patents.    In the event that a Third Party files an action against a Party alleging that such Party's activities under this Agreement infringe such Third Party's patent rights, such Party shall give written notice to the other Party, and the Parties will consult and cooperate on the best course of action. The Party that was sued shall have the right to defend itself against such action, and the other Party shall provide all reasonable assistance in such defense.

        7.5    Infringement of Licensed Patents.    If any Party becomes aware that a Third Party is infringing any rights in the Licensed Patents, such Party shall give written notice to the other Party describing in detail the nature of such infringement. InterMune shall have the initial right to enforce the Licensed Patents against such Third Party infringer. Marnac and KDL agree to provide InterMune all reasonable assistance, [*] in such enforcement, including without limitation being joined as a party to the suit where appropriate. In the event that InterMune fails to institute an infringement suit or take other reasonable action in response to such infringement within [*] after its receipt of notice of such infringement, Marnac shall have the right, but not the obligation, to institute such suit or take other appropriate action in its own name to enforce the Licensed Patents. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce the Licensed Patents shall first be applied to pay the costs and expenses of participating in such action, and any remaining amount shall be shared by the Parties as follows: (i) if InterMune institutes the infringement suit, [*] shall be paid to Marnac and the remainder shall be paid to InterMune, and (ii) if Marnac or KDL institutes the infringement suit because InterMune fails to institute an infringement suit or take other reasonable action in response to such infringement, [*] shall be paid to Marnac and the remainder shall be paid to InterMune.

        7.6    New Inventions.    [*] shall be subject to [*] set forth in Section [*] without the prior written consent of [*] Nothing in this paragraph shall affect, limit, or restrict in any way [*]

8.     Confidentiality

        8.1   The Parties incorporate into this Agreement the Mutual Confidential Disclosure Terms, attached as Exhibit A (the "CDA"), and "Confidential Information" has the meaning given therein.

        8.2   InterMune will issue a press release concerning the Parties' entry into this Agreement, with the contents of such release to be approved in writing in advance by Marnac, which approval shall not be unreasonably withheld. Except as required by law, none of the Parties shall publicly disclose the terms and conditions of this Agreement unless expressly authorized in writing to do so by the other Party, which authorization shall not be unreasonably withheld.

9.     Representations and Warranties

        9.1    Mutual Representations and Warranties.    Each Party hereby represents and warrants to each other Party that:

          (a)   it has full corporate or personal power and authority under the laws of the state or country of its incorporation to enter into this Agreement and to carry out the provisions hereunder;

          (b)   this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms;

          (c)   the execution, delivery and performance of this Agreement by it does not materially conflict with any agreement, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; and

          (d)   [*]

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        9.2    Additional Representations and Warranties.    Marnac, KDL, Margolin and Yamauchi each hereby represents and warrants to InterMune that:

          (a)   Marnac owns or has the right to represent all the owners of the Licensed Product;

          (b)   None of the claims in the Licensed Patents have been misappropriated from any Third Party nor are the result of any misuse of any Third Party's intellectual property;

          (c)   All inventors of the Licensed Patents have irrevocably assigned all right, title and interest in the Licensed Patents to Marnac and/or KDL;

          (d)   InterMune's practice of the claims under the Licensed Patents will not infringe the rights of any Third Party;

          (e)   No claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any patent, trade secret or other intellectual property right or similar right of any Third Party, has been made or is pending or threatened with respect to the Licensed Patents; and

          (f)    This Agreement does not conflict with any other agreement to which Marnac, KDL, Margolin or Yamauchi is a party, and none of them shall enter into an agreement during the term of this Agreement that is in conflict with this Agreement.

        9.3     Additional Representation and Warranty.    [*] further represents and warrants that to the best of its knowledge, the [*] as well as the [*] and that to the best of their knowledge, any [*] Nothing in the representation and warranty in the preceding sentence is intended to warrant the [*] Rather such warranty and representation is limited to a warranty and representation that, to the best of [*] and, to the best of [*] knowledge, the [*]

        9.4    Disclaimer.    Aside from the representations and warranties made by the Parties expressly in this Agreement, EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTY AS TO THE LEGAL EFFECT OF THE LICENSED PATENTS, THE FITNESS OF THE LICENSED PATENTS FOR THEIR INTENDED PURPOSE, THE MERCHANTABILITY OF THE LICENSED PATENTS, AND ALL OTHER WARRANTIES WHICH MAY BE IMPLIED AT LAW. THE LICENSED PATENTS ARE LICENSED "AS IS" WITHOUT WARRANTY OTHER THAN WARRANTIES OF TITLE AND WARRANTIES EXPRESSLY SET OUT IN THIS AGREEMENT.

        This disclaimer of warranty, however, shall not disclaim: (i) the implied contractual covenant of good faith and fair dealing, which the Parties hereby expressly recognize as applicable to this Agreement; (ii) the express and implied duties of the Parties to perform as set forth herein; and (iii) any warranty which may not be disclaimed as a matter of patent or other existing law.

        9.5    Indemnity.    Each Party to this Agreement shall defend, indemnify and hold harmless the other Parties (and their directors, officers, employees and agents) against any liability or damages from any claims of any Third Party to the extent that such claims arise from a material breach by the indemnifying Party(ies) of any of his or its representations or warranties contained herein.

10.   Term and Termination.

        10.1    Term.    The term of this Agreement shall commence on the Effective Date and expire upon the later of (a) the expiration of U.S. Patent [*]; and (b) on a disease-by-disease and country-by-country basis (as determined by reference to the indications for which Pirfenidone is approved in such country), the later of (i) in the event that Orphan Drug Status is granted, the expiration of market exclusivity that results from the Orphan Drug Status for such disease in such country, and (ii) the expiration of the last Valid Claim claiming the use of Pirfenidone to treat such disease in such country, after which expiration of this Agreement, InterMune shall have a fully paid-up, royalty-free, perpetual, irrevocable, sublicenseable license to the Licensed Patents and Information.

        10.2    Termination by InterMune.    InterMune may terminate this Agreement upon [*] days' written notice to Marnac.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        10.3    Termination for Material Breach.    If a Party materially breaches this Agreement, and within [*] days of written notice of breach from the non-breaching Party, the breaching Party has not (i) cured the breach or (ii) initiated good faith efforts to cure such breach to the reasonable satisfaction of the non-breaching Party, then the non-breaching Party may terminate this Agreement in writing promptly after expiration of such [*] day period.

        10.4    Effect of Termination.

          (a)   In the event that InterMune terminates this Agreement pursuant to Section 10.2, or Marnac terminates this Agreement pursuant to Section 10.3, the license granted to InterMune pursuant to Section 2.1 shall immediately terminate.

          (b)   In the event that Marnac or KDL materially breach this Agreement, InterMune shall have the right to seek specific performance of this Agreement, in lieu of termination. The Parties agree that InterMune may not have an adequate remedy at law in the event of any material breach that interferes with InterMune's ability to commercially develop those rights licensed in this Agreement.

        10.5    Bankruptcy Rights.    In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party's bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any patents or patent applications of a Party in any country covered by the license grants under this Agreement, are part of the "intellectual property" as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

11.   Miscellaneous

        11.1    Entire Agreement; Amendment.    This Agreement and the CDA set forth the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof, and all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to such subject matter, and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the Party, if an individual, or an authorized officer of each Party.

        11.2    Force Majeure.    The Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, "force majeure" shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or similar catastrophe.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        11.3    Notices.    Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered, or if sent by facsimile and confirmed through one of the foregoing methods. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For InterMune:	InterMune, Inc. 3280 Bayshore Boulevard Brisbane, CA 94005 Fax: (415) 508-0006 Attention: General Counsel
For Marnac:	Marnac, Inc. 9400 N. Central Expressway, Suite 305 Dallas, TX 75231 Fax: (214) 692-8510 Attention: Solomon B. Margolin
For Margolin:	Marnac, Inc. 9400 N. Central Expressway, Suite 305 Dallas, TX 75231 Fax: (214) 692-8510 Attention: Solomon B. Margolin
For KDL:	KDL GmbH Bahnhof Strasse 11 CH-6301 Zug Switzerland Attention: Dr. Shitotomo Yamauchi
For Yamauchi:	KDL GmbH Bahnhof Strasse 11 CH-6301 Zug Switzerland Attention: Dr. Shitotomo Yamauchi
With a copy to:	Robert H. Nunnally, Jr. Wisener*Nunnally, LLP 620 West Main Street Garland, Texas 75040 Facsimile: (972) 205-9421

        11.4    Independent Contractors.    The status of the Parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties.

        11.5    Maintenance of Records.    Each Party shall keep and maintain all records required by law or regulation with respect to the Product and shall make copies of such records available to the other Party upon request.

        11.6    United States Dollars.    References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        11.7    No Strict Construction.    This Agreement has been prepared jointly and shall not be strictly construed against any Party. This Agreement shall be construed liberally to accomplish the Parties' objectives set forth in this Agreement.

        11.8    Assignment.    Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided however, a Party may make such an assignment without the other Party's consent to a successor-in-interest to substantially all of the business assets of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. This Agreement shall be binding upon and shall inure to the benefit of each Party's successors-in-interest and permitted assigns. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10 shall be null and void and of no legal effect.

        11.9    Counterparts.    This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.10    Further Actions.    Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

        11.11    Severability.    If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

        11.12    Ambiguities.    Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

        11.13    Headings.    The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

        11.14    No Waiver.    Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

        11.15    Choice of Law; Jurisdiction; Venue.    This Agreement will be governed and construed in accordance with the laws of the State of Colorado as applied to transactions taking place wholly within Colorado between Colorado residents. For any legal action arising from or related to this Agreement, the Parties hereby: (i) consent and submit solely to jurisdiction and venue of the state and federal courts located in Denver, Colorado, (ii) agree that such courts shall be the sole courts utilized and (iii) hereby waive any jurisdictional or venue objections to such courts, including without limitation, forum non conveniens.

        11.16    Litigation Costs.    If any dispute arises between the Parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing Party in such proceeding shall, upon a finding by the Court that the non-prevailing Party's position lacked substantial merit, be entitled to receive its reasonable attorneys' fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        11.17    Injunctive Relief.    A breach of any of the promises or agreements contained in Section 8 of this Agreement may result in irreparable and continuing damage to a Party for which there may be no adequate remedy at law, and each Party is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate. The obligations provided under Section 8 of this Agreement are acknowledged as necessary and reasonable in order to protect each Party and its business, and each Party expressly agrees that monetary damages would be inadequate to compensate the other Party for the breach thereof. Accordingly, each Party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other Party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, each Party shall be entitled to obtain injunctive relief against the breach or threatened breach by the other Party of Section 8 of this Agreement, without the necessity of proving actual damages.

        In Witness Whereof, the Parties have executed this Agreement in by their proper officers as of the date and year first above written.

InterMune, Inc.		Marnac, Inc.
By:	/s/ JOHN J. WULF	By:	/s/ SOLOMON B. MARGOLIN

Print Name:	John J. Wulf	Print Name:	Solomon B. Margolin

Title:	Sr. Vice President of Corporate Development	Title:	President

KDL, Inc.		Dr. Solomon Margolin
By:	Marnac, Inc., its attorney in fact	/s/ SOLOMON B. MARGOLIN
/s/ SOLOMON B. MARGOLIN Dr. Solomon B. Margolin, President

SHITOTOMO YAMAUCHI	KDL GmbH
/s/ SOLOMON B. MARGOLIN	/s/ SOLOMON B. MARGOLIN
By: Marnac, Inc., his attorney in fact	By: Marnac, Inc., its attorney in fact
Dr. Solomon B. Margolin, President	Dr. Solomon B. Margolin, President

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit A—Mutual Confidentiality and Disclosure Agreement

        The Parties to the License Agreement are bound by the following further provisions, which are set out as an exhibit for sake of clarity and convenience:

        1.     The Parties wish to exchange information in connection with InterMune's licensing of Pirfenidone from Marnac through the License Agreement, which will entail the exchange of certain confidential information relating to Marnac's proprietary information, products and/or business ("Marnac Confidential Information") and/or InterMune's proprietary information, products and/or business ("InterMune Confidential Information"). (The Marnac Confidential Information and the InterMune Confidential Information are referred to collectively as "Confidential Information.") This Agreement shall govern the disclosure of the Confidential Information.

        2.     For purposes of this Agreement, the party that transmits Confidential Information shall be referred to as the "Discloser," and the party to which Confidential Information is transmitted shall be referred to as the "Recipient." [*] subject to the [*]

        3.     InterMune hereby agrees not to use the Marnac Confidential Information except as the Parties may agree, and all data and results from such discussions shall be protected as confidential pursuant to this Agreement.

        4.     Marnac hereby agrees not to use the InterMune Confidential Information except as the Parties may agree, and all data and results from such discussions shall be protected as confidential pursuant to this Agreement.

        5.     Each Party agrees that, as a Recipient, the Party will use the same degree of care to keep all Confidential Information confidential as the Party uses with respect to its own information of similar importance. Unless Recipient first obtains the Discloser's written consent, Recipient shall not disclose any Confidential Information to others, except to the licensees, employees or agents of Recipient who reasonably require the Confidential Information for the purpose of this Agreement and who will use the Confidential Information only for that purpose.

        6.     Marnac and KDL warrant that they will not reveal any InterMune Confidential Information to any licensee, employee, contactor or agent of Marnac without first informing that licensee, employee, contractor or agent of the confidential nature of the InterMune Confidential Information and securing the licensee's, employee's, contractor's or agent's agreement to be bound by terms and conditions substantially equivalent to those in this Agreement as they apply to Marnac.

        7.     InterMune warrants that it will not reveal any Marnac Confidential Information to any licensee, employee, contractor or agent of InterMune without first informing that licensee, employee, contractor or agent of the confidential nature of the Marnac Confidential Information and securing the licensee's, employee's, contractor's or agent's agreement to be bound by terms and conditions substantially equivalent to those in this Agreement as they apply to InterMune.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        8.     Notwithstanding anything to the contrary in this Agreement, Recipient shall not be prevented from using or disclosing Confidential Information that:

          (a)   Recipient can demonstrate by competent proof was lawfully known to Recipient before the disclosure by the Discloser and not obtained or derived directly or indirectly from Discloser;

          (b)   is now, or becomes in the future, public knowledge other than by through the act or default of Recipient or its employees;

          (c)   Recipient obtains from a source independent of Discloser who is lawfully in possession of such Confidential Information and is not subject to an obligation of confidentiality or non-use owed to Discloser;

          (d)   Recipient can demonstrate or prove was independently developed by Recipient without use or knowledge of such Confidential Information; or

          (e)   is properly required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by Recipient, provided that Recipient shall provide Discloser with reasonable advance notice of any such required disclosure and cooperate with Discloser in minimizing the extent of any such disclosure and in seeking such protective order(s) or the like as may be available to protect the confidentiality of the Confidential Information; and provided further that Recipient will make such disclosure only to the extent the disclosure is legally required.

        Recipient further agrees that, if any Confidential Information becomes subject to the exceptions set forth in this Section 8, Recipient will not disclose that such information was received from and/or is used by Discloser unless such fact also becomes part of the public domain.

        Notwithstanding any other provision in this Agreement, InterMune may use or disclose Marnac Confidential Information in connection with the filing or publication of any patent or patent application desired by InterMune to the extent such use or disclosure is necessary to support the patent or patent application.

        9.     The receipt of Confidential Information shall not be deemed an admission by the Recipient of the novelty or patentability of said subject matter. Nothing in this Agreement, or in the furnishing of Confidential Information by the Discloser, shall be construed as giving Recipient any right, title, interest in or ownership of Confidential Information which is or becomes covered by any patents, copyrights, trademarks, trade secrets or know-how owned or held by the Discloser.

        10.   Each Recipient's confidentiality and non-use obligations under this Agreement shall remain in effect for [*] after the expiration or termination of the License Agreement.

        11.   If this Agreement is terminated pursuant to Sections 10.2 or 10.3 of the License Agreement, then each Party shall return all tangible Confidential Information (including any samples) to Discloser, except that the Recipient shall have the right to retain one (1) record copy of such tangible Confidential Information in its legal files, from which to ascertain Recipient's continuing obligations to the Discloser under this Agreement.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit B

[*]

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit C

Other Trials (as defined in Section 6.3)

        [*]

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

QuickLinks

  Exhibit 10.68
License Agreement
Recitals
Exhibit A—Mutual Confidentiality and Disclosure Agreement
Exhibit B
Exhibit C
Other Trials (as defined in Section 6.3)